As of 08.06.18 1:00pm

Third Quarter 2018
Conference Call Script
August 7, 2018
9:00 a.m.

Whit Kincaid

Good morning everyone. Welcome to Mueller Water Products’ 2018 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2018 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the third quarter’s results and outlook for the full year are Scott Hall, our president and CEO, and Martie Zakas, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s results, as well as to address forward-looking statements and our non-GAAP disclosure requirements.

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As of 08.06.18 1:00pm

At this time, please refer to slide 2. This slide identifies non-GAAP financial measures referenced in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year, which ends September 30th.

A replay of this morning’s call will be available for 30 days at 1-888-566-0438. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website.

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In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

I'll now turn the call over to Scott.

Scott Hall

Thanks Whit.

Thank you for joining us today to discuss our 2018 third quarter results. I'll give you a quick overview of the quarter and then Martie will follow with additional commentary on our financial results. I'll then provide some further color on key areas later in the call. And finally, we will conclude with an update on our outlook for 2018.

Overall, I am pleased with our 7.8 percent net sales growth this quarter, especially after growing net sales 16.8 percent in the second quarter. Both Infrastructure and Technologies generated solid volume growth in the quarter. In addition, we are benefiting from the price increases we implemented in the

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second quarter, which more than covered inflation. In the quarter, our adjusted operating income increased 5 percent and adjusted net income grew 18 percent.

However, our conversion margin lagged in the quarter due to higher costs associated with inflation, some unexpected equipment downtime and repairs, and the timing of certain SG&A expenses, which Martie will address.

While we were able to more than offset inflation in the third quarter, we continue to feel the impacts of the rapid rise in material costs. Material costs increased approximately 5 percent year-over-year in the quarter and have increased about 6 percent year-over-year through the first nine months of this year.

Performance at Infrastructure and Technologies was impacted by equipment downtime and repairs for key machines at some of our plants. We have taken steps to fix these issues. However, we expect to have some additional expense in the fourth quarter.

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At Technologies, we recorded a $14.1 million warranty charge. During the quarter, we completed a new study of our historical warranty experience for products produced and sold through 2017. We assess our warranty liabilities periodically and adjust amounts as necessary, using new information to update our estimates. The charge is for warranty costs we expect to incur in periods between 2019 and 2027 reflecting our standard warranty terms for such products. Based on our experience to date and current expectations, the reserve is expected to be adequate and sufficient to cover our obligations for these products over the remaining periods of warranty.

Initiatives are underway to continuously improve product quality and further enhance customer satisfaction. As we move towards the end of fiscal 2018 and into next year, I am excited about the opportunities ahead of us as we focus on improving our conversion margin and executing key initiatives to drive operational excellence.

With that, I’ll turn the call over to Martie.

Martie Zakas

Thanks Scott, and good morning everyone. I will start with our third quarter consolidated financial results, then review our segment performance.

Consolidated net sales for the 2018 third quarter increased $18.0 million, or 7.8 percent, to $250.2 million, driven by higher volumes at both Infrastructure and Technologies, as well as higher pricing at Infrastructure.

Gross profit was $74.5 million in the quarter with a gross profit margin of 29.8 percent. Gross profit, excluding the $14.1 million warranty charge, was $88.6 million with an adjusted gross profit margin of 35.4 percent. As Scott mentioned earlier, the benefits of volume growth and higher pricing were partially offset by higher costs associated with inflation and unexpected equipment downtime and repairs.

Selling, general and administrative expenses were $41.3 million in the quarter and $38.4 million in the third quarter last year. The increase was

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primarily due to the timing of personnel-related expenses, including share based compensation. SG&A as a percent of net sales was 16.5 percent in both the third quarter and the prior year quarter. On a trailing twelve months basis, SG&A as a percent of net sales was 18.7 percent.

Operating income was $30.6 million in the third quarter. Adjusted operating income increased 5.1 percent to $47.3 million in the 2018 third quarter compared with $45.0 million in the prior year. Our adjusted results this quarter exclude the $14.1 million warranty charge and $2.6 million of other charges. Operating performance was favorably impacted by higher volumes and higher pricing, which were partially offset by higher costs associated with inflation, unexpected equipment downtime and repairs, and timing of certain SG&A expenses.

Adjusted EBITDA for the 2018 third quarter increased 5.7 percent to $57.9 million, compared with $54.8 million in 2017. For the trailing twelve months, adjusted EBITDA was $176.0 million, or 19.8 percent of net sales.

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For the 2018 third quarter, we reported a net income tax expense of $6.0 million, or 28.2 percent of income before income taxes. This rate differs from the statutory rate primarily due to the effects of state income taxes, manufacturing deductions and discrete items.

Our adjusted net income per share was $0.19 for the quarter compared to $0.16 in 2017. 2018 quarterly adjusted EPS excludes the warranty charge, items related to our debt offering, and other charges.

Now I'll turn to our segment performance, starting with Infrastructure.

Infrastructure net sales grew 7.9 percent to $224.1 million in the third quarter, due to higher shipment volumes and pricing.

Adjusted operating income for the third quarter increased $2.8 million, or 5.2 percent, to $57.0 million as compared with $54.2 million primarily due to higher pricing and higher shipment volumes, which were partially offset by higher costs associated with inflation, unexpected equipment downtime and repairs, and timing of certain SG&A expenses.

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Adjusted EBITDA for the 2018 third quarter increased $3.2 million, or 5.1 percent, to $66.2 million versus $63.0 million in the 2017 third quarter.

Moving on to Technologies…

Technologies net sales increased 6.1 percent to $26.1 million in the quarter, primarily driven by higher volumes at Mueller Systems.

As Scott mentioned, we assess the adequacy of our recorded warranty liabilities periodically and adjust amounts as necessary. As part of this process, we estimate the liability based on our standard warranty terms, the historical and expected failure rates and the cost to repair or replace our products under warranty. During the quarter, we completed a new analysis of our historical warranty experience relating to products produced through 2017.

We revised our warranty cost and failure rate expectations using the new information. As a result, we recorded a warranty charge of $14.1 million in the quarter. To put this in context, this charge represents approximately $1.5

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million per year of costs we expect to incur for the warranty periods between 2019 and 2027 relating to products sold between 2009 and 2017. When you consider the cumulative sales for these products during the historical period, this charge reflects a very small percentage of those sales.

Adjusted operating loss, which excludes this charge, was $2.0 million for the third quarter as compared with $1.6 million in the prior year quarter. The adjusted operating loss increased primarily due to higher costs associated with unexpected equipment downtime and repairs and inflation, partially offset by higher volumes.

Now I'll review our liquidity...

Free cash flow, which is cash flow from operating activities of continuing operations, less capital expenditures, increased $21.8 million to $56.0 million for the 2018 third quarter compared to $34.2 million for the prior year quarter. Through the first nine months of the year, we have generated $43.2 million of free cash flow compared with $3.8 million in the prior year. The improvement

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in free cash flow is due to an increase in cash flow from operating activities primarily driven by improved operations and timing of expenses.

We invested $12.5 million in the quarter for capital expenditures, largely to upgrade our equipment and manufacturing capabilities, which will further drive cost productivity improvements and efficiencies across the organization.

At June 30, 2018, we had total debt of $445 million, a decrease of $34 million since the end of the second quarter. During the third quarter, we issued $450 million of 5.5 percent Senior Notes due in 2026, which extended our debt maturities and fixed our interest rate. We retired $484 million of term loan debt with proceeds from the offering and cash on hand. This retirement resulted in a one-time, non-cash loss on the early extinguishment of debt of $6.2 million from the write-off of the related deferred debt issuance costs. In addition, we terminated our interest rate swap contracts and realized a one-time cash gain of $2.4 million. At the end of the third quarter, our net debt leverage ratio was less than one, and our excess availability under the ABL Agreement was approximately $112 million.

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Scott will now talk more about our results and updated outlook for full year 2018.

Scott Hall

Thanks Martie.

I'd like to address a few key areas, and then discuss our updated full year outlook.

We remain focused on executing our key initiatives to grow and enhance our business as we accelerate new product development, drive operational excellence, and improve our go-to-market strategies as a more customer-focused organization.

We are pleased with our 10.4 percent net sales growth through the first nine months as we execute our go-to-market strategies and accelerate new product development. Our new product development efforts are gaining

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momentum. At the American Water Water Works Association Annual Conference in June, we introduced a smart fire hydrant that monitors pressure and detects leaks. In July, at Singapore International Water Week, we showcased the deployment of our EchoShore TX leak detection monitoring system being used by Singapore’s national water agency, PUB. As a leading water infrastructure company, we believe that it's critical for us to be at the forefront of integrating technologies into products to help our customers.

While we were able to more than offset inflation with price in the third quarter, we continue to feel the impacts of the rapid rise in raw material costs, particularly brass and scrap metal. We anticipate that material costs will continue to rise in the fourth quarter. Despite this increase, we expect our price realization to be favorable for the fourth quarter and full year. We have seen improvement in the price inflation relationship throughout 2018. However, inflation has negatively impacted our conversion margin this year. Going forward, we are focused on improving our conversion margin through price realization and productivity initiatives.

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During the quarter, we further strengthened our balance sheet with a debt refinancing to extend our maturities and fix our interest rate in a rising rate environment. The unsecured senior notes give us additional flexibility to support our capital allocation strategies and longer-term growth initiatives. In addition, our strong free cash flow enables us to reinvest and grow our business while returning cash to shareholders. Through the first nine months of the year we have generated $43 million of free cash flow, after investing $27 million in capital. Over that same period, we have repaid $36 million of debt and returned $42 million of cash to shareholders through dividends and share repurchases.

I'd like to review our current full year expectations for consolidated results.

We continue to be very encouraged by the healthy demand in both municipal and residential end markets. The residential construction market percentage growth is expected to be in the mid to high-single digit range, with municipal spending growth in the low to mid-single digit range.

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For full year 2018, we expect our consolidated net sales growth to be at the high end of the 7 to 9 percent range we provided last quarter. Despite the headwinds we have faced this year, primarily from higher-than-expected inflation, we anticipate that our adjusted operating income will grow between 9 and 11 percent for full year 2018.

I am excited about where we are with our strategic initiatives and the contributions they should provide to our performance going forward. Looking into next year, we are focused on executing our key initiatives to grow net sales and adjusted operating income. Accelerating new product development and improving our go-to-market strategies will help increase our sales growth above the market.

We continue to evaluate opportunities for capital investments that will help us expand our product portfolio, broaden manufacturing capabilities, and drive efficiencies. Our growth strategies are supported by our free cash flow and a strong balance sheet with a debt structure that provides flexibility to support our capital allocation strategies and long-term growth initiatives.

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Now Martie will provide some final comments on our 2018 outlook.

Martie Zakas

Thanks Scott....

Turning now to some of the other expectations for our 2018 performance...

Corporate SG&A expenses are expected to be between $33 and $35 million. We anticipate that depreciation and amortization will be approximately $44 million and net interest expense will be around $21 million. Additionally, we refined our range for capital expenditures to be between $52 and $58 million. We anticipate that our adjusted effective income tax rate for the full year will be between 26 and 28 percent, excluding any one-time impacts from the new tax legislation.

With that, Operator, please open this call for questions.

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